Exhibit 99.1

    Possis Medical, Inc. Receives FDA Clearance for New Peripheral
                          AngioJet Catheter;
 New DVX Catheter Removes Chronic Clot More Efficiently in Larger Vessels

    MINNEAPOLIS--(BUSINESS WIRE)--May 2, 2005--Possis Medical, Inc. (NASDAQ:POSS) announced today that the U.S. Food and Drug Administration ("FDA") has given clearance for its new 6 French ("Fr") DVX(TM) peripheral catheter to be labeled for breaking apart and removing thrombus from leg arteries greater than or equal to 3 mm in diameter. The DVX catheter was conceived and designed in response to requests for more effective removal of older, chronic clot, especially in larger peripheral arteries. The new catheter features a redesigned tip that creates an enhanced and enlarged circulation pattern, resulting in significantly higher thrombus removal rates. The DVX catheter is intended to complement the existing 6 Fr XPEEDIOR(R) peripheral catheter, which can be used for stand-alone thrombectomy as well as with the Power Pulse(TM) spray technique (PPS).
    The Company will begin evaluations of the new DVX catheter at selected accounts, in order to obtain customer feedback before a full commercial launch later in the fourth fiscal quarter that ends July 31, 2005. Expected revenue from DVX catheter sales have been reflected in the Company's current guidance.
    As the Company moves forward to explore the potential treatment of acute deep vein thrombosis (DVT) in fiscal 2006, it is likely that the DVX catheter would be the preferred investigational device for any clinical studies.
    Robert G. Dutcher, President and CEO of Possis Medical, Inc. said, "Our marketing and product development teams did an outstanding job of listening to our customers to bring a significant new product innovation to market in a short time. Our goal is to continue to build a suite of therapeutic treatment tools for peripheral interventionalists to treat the variety of complex cases they encounter in their daily practice. In addition to the DVX and Xpeedior catheters and the Power Pulse spray technique, we plan to add peripheral occlusion devices to our product offering in the next fiscal year. Our goal with these products is to provide interventionalists with the opportunity to further optimize AngioJet(R) tools and techniques to achieve the best outcomes for their patients."
    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    Certain statements in this press release, such as those relating to future clinical trials with a new device and expected near-term revenues from the sale of the DVX catheter, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K dated September 20th, 2004, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-450-8011
             eapen.chacko@possis.com